Exhibit 99.1

NEWS RELEASE

For More Information Contact:

Robert V. Dickinson

(408) 934-3144

bobd@cmd.com

California Micro Devices Names Jon Castor to Board of Directors

MILPITAS, Calif. – July 9, 2009 – California Micro Devices (Nasdaq Global: CAMD) today announced that it has elected Jon S. Castor to its Board of Directors, increasing the number of directors to seven. Castor will be included on the slate of directors nominated by the company in its proxy for its 2009 Annual Meeting of Stockholders to be held on September 17, 2009.

Castor brings more than thirty years of industry experience, much of it in semiconductors, to CMD’s Board. He currently serves on the Boards of Adaptec, Omneon, and Staccato Communications. He is Chairman of the Board at Omneon and Chairman of the Compensation Committee at Adaptec and Omneon. He previously served on the Board of Genesis Microchip until its sale to ST Microelectronics in 2008 and was Chairman of the Board and of the Compensation Committee at Artimi until its merger into Staccato in 2008.

Castor was the CEO and a founder of TeraLogic until its sale to Oak Technology in 2002. Earlier in his career, he was an independent venture capitalist and strategy consultant for fifteen years following corporate strategy roles at Gulf Oil and Fairchild Semiconductor. He received a B.A. from Northwestern University and an M.B.A. from the Stanford Graduate School of Business.

According to Wade Meyercord, Chairman of the CMD Board, “We are excited about Jon joining our Board. With the assistance of a leading executive search firm, we conducted a nationwide search for candidates with the particular skills and experience that would assist the company in achieving its next stage of development. Jon brings a fresh perspective and a deep background in corporate strategy, both of which will help us to deal effectively with the challenges and capitalize on the opportunities facing us in the current environment.”

About California Micro Devices Corporation

California Micro Devices Corporation is a leading supplier of application specific analog and mixed signal semiconductor products for the mobile handset, high brightness LED (HBLED), digital consumer electronics and personal computer markets. Key product lines include protection devices for mobile handsets, HBLEDs, digital consumer electronics products and personal computers and mixed signal ICs for mobile handset displays. Detailed corporate and product information may be accessed at http://www.cmd.com.

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